SOFTWARE DEVELOPMENT/LICENSE AGREEMENT

         by and between ADVANCED PRECISION TECHNOLOGY, INC.
                        & LEX SOLUTIONS, INC,

    This Agreement is dated as of the FIFTEENTH day of JULY, 1997, which is the effective date thereof. This Agreement is by and between ADVANCED PRECISION TECHNOLOGY, INC., a Nevada corporation, ("APT"), with offices at 4669 Hillside Drive; Castro Valley, CA 94546, and LEX SOLUTIONS, INC., a State of Virginia corporation in good standing having its corporate office at 9420 Braddock Road, Fairfax, VA 22032, (hereinafter referred to as "LEX").

                              WITNESSETH

     WHEREAS, APT is the owner of all right, title and interest in and to certain inventions, and any and all trade secrets related thereto and any and all letters patent of the United States and foreign countries which may issue or have issued forth including U.S. Patent #5,095,194, granted March 10, 1992 for holographic credit card with automatical authentication and approval, U.S. Patent #5,138,468, granted August 11, 1992 for keyless holographic lock, and U.S. Patent #5629764 for Prism Fingerprint Sensor using a Holographic Optical Element granted 5/13/97, and patent applications pending for multi-access holographic card, and miniature fingerprint sensor using a trapezoidal prism, and a holographic optical element, and other intellectual properties, ("Patents"); and

    WHEREAS, LEX's President, Danny Chu, has an extensive background in software architecture, and applications to the requirements of single fingerprint capturing, displaying, and storing dynamic link library ("DLL"), and wishes to engage his expertise for APT on a continuing basis, under the terms and conditions of this Agreement;

    WHEREAS, LEX employs several highly-trained software experts, some of whom initially wrote APT's APrinT single fingerprint capturing, displaying, and storing software, and has considerable knowledge and expertise in applying such software to the requirements of APT scanners, card and lock products, and other products of interest to APT; and

    WHEREAS, APT and LEX desire that APT have the exclusive worldwide rights to use, distribute and market software products, developed by and in cooperation with LEX subject to the

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conditions in this agreement;

     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein and other good and valuable consideration, the parties agree as follows:

    1.   Exclusive License to Use, Market and Distribute Software.
         --------------------------------------------------------

         (a) Grant of License. LEX hereby grants to APT an exclusive license to use, market and distribute the single fingerprint image capturing, displaying, and storing using Integral Flash Point Lite, Marrox, and MRT PCMCIA frame grabber software developed by LEX pursuant to this Agreement. This license is worldwide, and unlimited except by the terms and conditions in this agreement, and shall continue for the term of this Agreement which is understood herein to mean the original term plus any renewals or extensions of this Agreement.

         (b) APT's Role. APT shall brand, develop software sublicenses, product data sheets, and take such other actions as it deems warranted to market and distribute the single fingerprint image capturing, displaying, and storing software produced hereunder.

         (c) Transfer of Technology. LEX shall provide to APT such information, advice, calculations, diagrams, schematics, documentation, instructions, and the like, as shall be necessary for, or reasonably requested by APT in order to effectively use, package, apply, integrate with user systems, debug, market, and distribute the software covered by this Agreement. All the foregoing shall he in writing, and will reflect the highest professional standards and usage.

         (d) Best Efforts. LEX shall diligently and continuously use its best efforts to perform its functions as an independent contractor as described in this Agreement. As a material condition of this Agreement, LEX is entitled to independently contract for its services without any restriction, provided that during the term of this Agreement and any period during which LEX is entitled to receive payments hereunder, LEX shall not engage, directly or indirectly, in providing software or software consulting to any other fingerprint capture manufacturer or distributor. However, LEX shall be entitled to sell portions of the DLL code as executable module in design and setup of LEXs other customer's systems for such customers' use.

     2.   Software Development/Support/Ownership .
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          a.  APT agrees to pay to LEX One Hundred Thousand (100,000) shares of its common stock upon the execution of this Agreement. APT also shall pay LEX the sum of Twelve Thousand Five Hundred Dollars ($12,500.00) per month, payable monthly, which is One Hundred Fifty Thousand Dollars ($150,000.00) for the first year for LEX's services in product generation, designing, testing, enhancing, maintaining, supporting, documenting, upgrading from the current WINDOWS/95 and WINDOWS/NT levels, and performing LEX's other functions hereunder, including any of LEX's out-of-pocket costs.

           b. By or before the anniversary date of each contract year hereunder, LEX and APT shall meet and confer to determine their mutual willingness to renew this contract for an additional one-year term. The parties shall endeavor to find a mutually acceptable price, including money and APT stock, which will allow them to renew this agreement.

           c. LEX will retain ownership of the base source codes which LEX develops at its own costs, and shall provide it in executable form to APT pursuant to this Agreement

     3.  Work For Hire.
         --------------

          LEX shall provide APT with integratable modules for "matching" DLL's that allow one-to-one and one-to-many searches. LEX will be an agent for a vendor or vendors of the codes and algorithms, and LEX will provide APT and its resellers with DLL's at LEX's actual cost plus a profit margin commensurate with the market to be mutually agreed to in writing by the parties. These vendor's codes will not hamper customers, resellers, APT, or LEX from using other vendors' comparable DLL's according to each's discretion. LEX will provide separate licensing authority to reflect these third party rights, at the time these work-for-hire agreements ate executed.

          For these integratable modules or DLL's required by APT, and/or required by resellers via APT, and/or for LEX consulting services specifically contracted for by APT in separate agreements, LEX will provide APT with price quotes for each specific task including, but not limited to, providing a software module, software enhancement, consulting, preparing a special report evaluation, recommendations, etc. APT will then evaluate the cost-effectiveness of LEX's quote, and will have the option to accept or decline LEX's proposed separate agreement. Any acceptance by APT shall be in a writing signed by the President of APT, or his representative as the APT President authorizes in writing.

          Since APT shall pay the costs thereof, APT shall own all rights to property developed under these work-for-hire agreements and APT may accordingly include such in base APrint product offerings.

     4. Term of Agreement.
        -----------------

           a. The term of this Contract shall be for twelve months from its effective date, and it shall

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be renewable each year thereafter for successive one year terms based upon mutual written agreement of the parties. The parties shall regularly monitor progress under this Agreement and, at the end of each three month period, the parties shall confer to determine the needs of the parties, whether all work is on target, and what (if any) additional written terms and conditions the parties may mutually agree shall apply to this Agreement. Consideration shall be given by the parties to the work accomplished to date, the work remaining to be accomplished, the respective needs of the parties, market requirements, customer needs, and the availability and adequacy of funds.

           b. This Agreement may be terminated at any time upon the event of a material breach in its terms by either party, after thirty (30) working days notice to the breaching party, and a reasonable opportunity to cure any such breach, should such breach not be cured. It may also be terminated by the other party upon the inability of a party to perform the terms and conditions of this Agreement, or otherwise by mutual agreement of the parties.

     5. Mediation/Arbitration.
       ------------------------

          (a) The parties will first make a good faith attempt to negotiate a fair settlement of any dispute, controversy or claim arising under or in connection with this Agreement, or the breach thereof. If negotiation does not resolve the matter, the parties will submit it to non-binding Mediation using a mediator acceptable to both parties.

          (b) If negotiation and mediation does not resolve the matter, any dispute, controversy or claim arising under or in connection with this Agreement, including but not limited to, the interpretation of this Agreement, shall be settled exclusively by binding arbitration by an arbitrator accepted by both parties, or if no such arbitrator is promptly accepted by both parties, the matter shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Said arbitration may be conducted by such arbitrator as is chosen in accordance with said A.A.A. Rules.

         (c)  Accordingly, both parties hereto hereby waive any and all rights
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settle any disputes in connection with this Agreement through Courts of Law,
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judges, and/or juries.
----------------------

         (d) The Civil Discovery Rules of the Stale of California shall apply, with such variations for the convenience of the parties as they may stipulate to by written agreement.

         (e) Judgment upon the arbitrator award may be entered in any court having jurisdiction thereof to ensure the enforcement thereof. Any arbitration held pursuant to this Agreement shall take place in San Francisco County, California, or a mutually convenient location in the United States.

    6. Assignment. This Agreement is not transferable by either party except with other party's prior written consent; any attempt to assign obligations and rights hereunder without such consent shall be null and void. This Agreement will be binding upon and inure to the benefit of

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the respective successors in the interest and legal representatives of the parties hereto.

     7. Indemnification. Each party agrees to indemnify and hold the other party harmless from and against any and all liability, costs, judgments (including reasonable attorney's fees) arising out of the intentional and/or negligent wrongful acts.

     8.  Miscellaneous.
         ---------------

           (a) Governing Law. The validity, construction and performance of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, United States of America. However, this Agreement shall be deemed the product of all parties, and no adverse presumption shall be implied against any party for authoring any part of it. Both parties are advised to seek separate legal counsel before entering into this Agreement.

           (b) Confidentiality. LEX (including all of LEX's employees) agrees to take all reasonable steps to maintain the strict confidentiality of all information relating to the Patents and techniques relating to the manufacture of Products and how they are marketed, which data is not generally available to the public, which data shall be deemed to be trade secrets belonging to APT. LEX's obligations pursuant to this Section will survive the termination of this Agreement.

           (c) No Implied Rights. LEX shall have those rights spelled out in this Agreement, but no others unless such are specified in a writing signed by the President of AFT.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands and seals as of the day and year first written above;

ADVANCED PRECISION TECHNOLOGY, INC.    BY:     /s/ Bruce Pastorius
                                       Title: President

LEX SOLUTIONS, INC.                    BY: /s/ Danny Chou
                                       Title: President


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